Exhibit 99.1

Contact: Maria Brous

(863) 680-5339

Publix Announces Fourth Quarter and Annual Results for 2010

LAKELAND, Fla., Mar. 1, 2011 — Publix’s sales for the fourth quarter of 2010 were $6.4 billion, a 4.4 percent increase from last year’s $6.1 billion. Comparable-store sales for the fourth quarter of 2010 increased 3.2 percent.

Net earnings for the fourth quarter of 2010 were $342.1 million, compared to $284.2 million in 2009, an increase of 20.4 percent. Earnings per share for the fourth quarter increased to $0.44 for 2010, up from $0.36 per share in 2009.

Publix’s sales for the fiscal year ended December 25, 2010 were $25.1 billion, a 3.3 percent increase from last year’s $24.3 billion. Comparable-store sales for 2010 increased 2.3 percent.

Net earnings for 2010 were $1.3 billion, compared to $1.2 billion in 2009, an increase of 15.2 percent. Earnings per share increased to $1.70 for 2010, up from $1.47 per share in 2009.

These amounts are based on audited reports that were filed Feb. 28, 2011, with the U.S. Securities and Exchange Commission (SEC). The company’s annual report to the SEC, Form 10-K, is available on its Web site at www.publix.com/stock.

Effective March 1, 2011, Publix’s stock price increased $1.05 from $19.85 per share to $20.90 per share. Publix stock is not publicly traded and is made available for sale only to current Publix associates and members of its board of directors.

“I’m very pleased that our net earnings exceeded the record earnings we achieved in 2007, and our stock price has returned to its all-time high after considering stock splits,” said Publix CEO Ed Crenshaw. “Our associates deserve the credit for delivering these results in a difficult economic environment.”

Publix is privately owned and operated by its 146,500 employees. Currently Publix has 1,032 stores in Florida, Georgia, South Carolina, Alabama and Tennessee. The company has been named one of FORTUNE’s “100 Best Companies to Work For in America” for 14 consecutive years. In addition, Publix’s dedication to superior quality and customer service is recognized as tops in the grocery business, most recently by an American Customer Satisfaction Index survey. For more information, visit the company’s website, www.publix.com.  ###